FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS FIRST QUARTER 2013

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – May 8, 2013 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the first quarter of 2013.

“We made steady progress in our biodefense programs this quarter,” said Eric I. Richman, President and Chief Executive Officer. “We submitted to the U.S. Food and Drug Administration (FDA) our complete response to the SparVax® clinical hold notification and look forward to moving ahead soon.”

“Regarding our chemical and nerve agent bioscavenger program, testing conducted by the U.S. Army Research Institute for Chemical Defense showed that our recombinant bioscavenger successfully targets and binds to a broad spectrum of nerve agents, including sarin and tabun. These agents are believed to be part of the Syrian chemical weapons inventory. If successful, we believe that our recombinant bioscavenger could provide a more cost-effective solution to address the threat of chemical weapons.”

Linda L. Chang, Senior Vice President and Chief Financial Officer, commented, “We are off to a good start in 2013 meeting our financial objectives, including achieving neutral to slightly positive cash flow in the first quarter. For the year, we anticipate relatively low cash usage overall, consistent with the capital-efficient nature of our government contracting business model.”

Additionally, oral arguments on the appeal of the May 2012 Delaware Court of Chancery final order and judgment, awarding PharmAthene a significant economic interest in SIGA Technologies’ smallpox antiviral, Arestvyr™, were heard in the Delaware Supreme Court in the first quarter. The Company anticipates a ruling by the Supreme Court on the appeal could occur by the end of the second quarter.

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First Quarter 2013 Financial Results

Revenue

For the first quarter of 2013, PharmAthene recognized revenue of $6.5 million, compared to $6.1 million for the same period in 2012. Revenue in the first quarter of 2013 was derived from development contracts with the U.S. government for the Company’s biodefense product candidates.

Revenue for the SparVax® program in the first quarter of 2013 was $5.1 million compared to $5.2 million in the first quarter of 2012. Revenue for the rBChE bioscavenger program in the first quarter of 2013 was approximately $1.4 million compared to $0.8 million for the same period in 2012.

Operating Expenses

Research and development expenses were $5.2 million in the first quarter of 2013, compared to $4.7 million in the first quarter of 2012. Research and development expenses increased as a result of increased costs related to the SparVax® and rBChE bioscavenger programs.

Expenses associated with general and administrative functions were $2.3 million in the first quarter of 2013 compared to $2.9 million in the first quarter of 2012. The decrease in general and administrative expenses in the first quarter was due primarily to reduced labor costs and professional and consulting fees.

Net Loss

For the first quarter of 2013, PharmAthene's net loss was $2.1 million, or $0.04 per share, compared to a net loss of $2.7 million, or $0.06 per share during the same period in 2012. The decrease in net loss is primarily due to increased revenue and lower overall operating expenses.

Cash, Cash Equivalents and Accounts Receivable

As of March 31, 2013, the Company had cash and cash equivalents totaling approximately $12.9 million, compared to $12.7 million as of December 31, 2012. U.S. government billed and unbilled accounts receivable totaled approximately $5.6 million at March 31, 2013 compared to $6.5 million at December 31, 2012. The sum total of cash and cash equivalents and U.S. government accounts receivable at March 31, 2013 was approximately $18.5 million, compared to $19.2 million as of December 31, 2012.

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Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s first quarter 2013 financial and operational results. The call is scheduled to begin at 4:30 pm Eastern Time on Wednesday, May 8, 2013 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-515-2915.  The dial-in number for international callers is 617-399-5129.  The participant passcode is 78016828.

A replay of the conference call will be available beginning at approximately 6:30 pm Eastern Time on May 8, 2013 until approximately 11:59 p.m. Eastern Time on June 7, 2013.  The dial-in number to access the replay from within the United States is 888-286-8010.  For international callers, the dial-in number is 617-801-6888.  The participant passcode is 70157811.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
•	Recombinant BChE - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, pursuant to a final judgment issued May 31, 2012 from the Delaware Court of Chancery, PharmAthene is entitled to 50% of the net profits (as defined in the Court's final judgment) over 10 years from all sales of SIGA Technologies' Arestvyr™, a novel smallpox antiviral agent being developed by SIGA for the treatment and prevention of morbidity and mortality associated with exposure to the causative agent of smallpox, and related products, once SIGA receives the first $40 million in net profits from sales of Arestvyr™.  Both parties have appealed aspects of this ruling to the Delaware Supreme Court, which was argued before the Delaware Supreme Court in January 2013. For more information about PharmAthene, please visit www.PharmAthene.com.

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Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with our interest in Arestvyr™, the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there is significant uncertainty regarding the level and timing of sales of Arestvyr™ and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty if or when SIGA will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA and paid to us will be significant. Furthermore, SIGA has filed an appeal with the Delaware Supreme Court challenging aspects of the Court of Chancery decision, and there can be no assurances that the decision will not be reversed or that the remedy will not otherwise be modified. In addition, we cannot predict how long the appeal will delay the receipt of payments, if any, from SIGA. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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-- Tables Follow -

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PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013 (Unaudited)	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$12,873,411	$12,701,517
Accounts receivable (billed)	1,865,916	2,432,641
Unbilled accounts receivable	3,713,797	4,114,442
Prepaid expenses and other current assets	614,388	547,245
Total current assets	19,067,512	19,795,845

Property and equipment, net	456,842	483,976
Other long-term assets and deferred costs	99,578	113,130
Goodwill	2,348,453	2,348,453
Total assets	$21,972,385	$22,741,404

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,289,627	$1,697,280
Accrued expenses and other liabilities	3,294,315	2,328,877
Deferred revenue	874,404	1,381,755
Current portion of long-term debt	999,996	749,997
Short-term debt	1,329,233	1,330,507
Total current liabilities	7,787,575	7,488,416

Other long-term liabilities	580,238	579,427
Long-term debt, less current portion	1,460,417	1,704,108
Derivative instruments	2,201,390	1,295,613
Total liabilities	12,029,620	11,067,564

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,416,483 and 48,352,651 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	4,842	4,835
Additional paid-in-capital	210,877,892	210,495,905
Accumulated other comprehensive loss	(219,012)	(217,328)
Accumulated deficit	(200,720,957)	(198,609,572)
Total stockholders' equity	9,942,765	11,673,840
Total liabilities and stockholders' equity	$21,972,385	$22,741,404

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  PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2013	2012

Contract revenue	$6,475,138	$6,149,052

Operating expenses:
Research and development	5,233,475	4,705,357
General and administrative	2,279,795	2,948,481
Depreciation and amortization	52,602	85,910
Total operating expenses	7,565,872	7,739,748

Loss from operations	(1,090,734)	(1,590,696)
Other income (expense):
Interest income	783	2,988
Interest expense	(99,791)	(3,028)
Other income (expense)	(6,123)	52,915
Change in fair value of derivative instruments	(905,777)	(991,662)
Total other income (expense)	(1,010,908)	(938,787)

Net loss before income taxes	(2,101,642)	(2,529,483)

Income tax expense	(9,743)	(150,405)

Net loss	$(2,111,385)	$(2,679,888)

Basic and diluted net loss per share	$(0.04)	$(0.06)
Weighted average shares used in calculation of basic and diluted net loss per share	48,359,181	48,269,894

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